UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2007

Activant Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-49389 (Commission File Number)	94-2160013 (IRS Employer Identification No.)
7683 Southfront Road
Livermore, California 94551
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (925) 449-0606

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     On September 21, 2007, Activant Solutions Inc. (“Activant”), entered into an agreement with Peter Donnelly with regard to the termination of his employment as Senior Vice President of Operations of Activant and from all other positions held by him with Activant and its affiliates, with such termination to be effective as of October 31, 2007. In connection with the termination of Mr. Donnelly’s employment, Activant terminated the Letter Agreement, dated August 30, 2006, between Activant and Mr. Donnelly (the “Letter Agreement”). Mr. Donnelly granted a release to Activant and its affiliates and Activant agreed to pay to Mr. Donnelly the severance benefits stated in the Letter Agreement, the principal terms of which are described below.
     The Letter Agreement provided for an annual base salary of $260,000 and a target incentive bonus under the Activant Incentive Bonus Plan of $140,000, with 75% or $105,000 guaranteed for the first year of service. The Letter Agreement also provided for (i) a stock option grant for 400,000 shares of common stock of our parent company, Activant Group Inc. (“AGI”), under the Activant Group 2006 Stock Incentive Plan, subject to customary approval by AGI’s board of directors and execution of a stock option agreement; (ii) a signing bonus of $45,000, which Mr. Donnelly had to reimburse in full if he had voluntarily terminated his employment with us prior to completion of one year of service, and (iii) severance of (A) nine months of base salary, (B) nine months pro-rated target incentive bonus, and (C) nine months of COBRA payments, in the event Mr. Donnelly’s employment is involuntarily terminated by us without cause or if Mr. Donnelly voluntarily terminated his employment for good reason.
     Pursuant to Mr. Donnelly’s Letter Agreement, Mr. Donnelly will be paid severance of (A) nine months of his current annual base salary of $260,000, (B) nine months of his target incentive bonus of $140,000, and (C) nine months of COBRA payments. In addition, to the extent that Activant’s board of directors approves payment of Mr. Donnelly’s target incentive bonus for fiscal year 2007, Mr. Donnelly will be entitled to receive such bonus less any amounts already paid prior to October 31, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.
By:	/S/ TIMOTHY F. TAICH
Name:	Timothy F. Taich
Title:	Vice President and General Counsel

Date: September 26, 2007